EXHIBIT 99.1

Fifth Street Finance Corp. Releases Its Monthly Newsletter

WHITE PLAINS, N.Y., March 9, 2009 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) released its monthly newsletter today.

Fifth Street Finance Corp. Monthly Newsletter

March 2009

A Shining Light

Over the months I have received a lot of feedback regarding these newsletters. I would like to thank all of you who have responded to our enhanced communication. The feedback I have received has been overwhelmingly positive. I feel communicating with shareholders is essential to building confidence in our management team, especially given today's volatile environment. These newsletters will continue to be released between earnings reports to keep you informed of developments in our business. To be added to our mailing list and receive these communications directly please email us at ir@fifthstreetcap.com. Alternatively, e-mail alerts can be set through the shareholder tools link under the Investor Relations tab on our website, www.fifthstreetfinance.com.

While the stock market continues its slide, we continue to see signs of stability across many of our companies. Our core equity sponsors continue to support their companies with their time and capital when needed, and we continue to raise rates to better reflect the increased economic risk. Our distressed securities in baskets four and five continue to exhibit serious problems, though our portfolio team is making progress to optimize our recovery. Being very proactive and preserving capital in this environment is essential to enhancing our already stable balance sheet.

There are many questions from our investors regarding the dividend. The board's dividend policy has been to target 98% of distributable income. We distributed a special dividend last year which brought us to a distribution rate of approximately 96% for the year. This year we may target a wider range of 90-100% of distributable income. There will be several factors affecting distributable income; severely impaired securities may have a negative impact, increased waiver fees and rates will have a positive impact, and of course new investments will have a positive impact. We expect the board to meet in April to declare our May dividend.

Our consumer companies continue to be the hardest hit in this environment, while our healthcare companies are proving more stable. This environment has led me to further appreciate the importance of good sponsor selection and I am proud to say that most of the portfolio is backed by sponsors who are making strong business decisions, being very proactive in terms of reducing costs, and most importantly are dedicated to working out solutions with us when necessary.

In the next few days we expect to launch the Fifth Street Index in collaboration with Standard & Poor's(tm). This index will track the TTM EBITDA (Trailing Twelve Months Earnings Before Interest, Taxes, Depreciation and Amortization) of an equally-weighted basket of the closely held lower- middle market companies in our portfolio. Using a diversified sample, the index will serve as an indication of the health of the lower middle market. As we have not historically invested in any true high-tech businesses, that industry group will probably be underweighted in the index, as opposed to healthcare businesses, which are well represented in our portfolio. We collect monthly data (as we receive monthly payments on our loans), which would give us the opportunity to update you on a regular basis with regard to any changes in the index.

We are still unlevered today, and plan to use part of our $50 million line in the near future. We also continue to feel comfortable with our valuation methodology being a good indicator of our expected default rate and recovery. Being a 100% originator, with approximately 40% first lien and 60% second lien securities in a diversified, sponsor-supported portfolio should allow us to have a lower default rate than the industry.

Why call this letter a shining light? I am very pleased that our consistent, disciplined methodology is yielding good results. I am pleased in general with our performance through the cycle. We are excited at the opportunity for us as our competitors exit our business or are forced to de-leverage their portfolios. Finally, we look forward to continuing to deliver superior results to our shareholders in this distressed environment.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in Fifth Street Finance Corp.'s prospectus, dated June 11, 2008. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Fifth Street Finance Corp.
          Stacey Thorne, VP, Investor Relations
          (914) 286-6811
          Stacey@fifthstreetcap.com